NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                        April 27, 2010

NORFOLK SOUTHERN REPORTS FIRST-QUARTER 2010 RESULTS

For first-quarter 2010 vs. first-quarter 2009:

•      Railway operating revenues increased 15 percent to $2.2 billion.

•      Income from railway operations rose 45 percent to $555 million.

•      Net income increased 45 percent to $257 million.

•      Diluted earnings per share rose 45 percent to $0.68.

•      The railway operating ratio improved by 5.1 percentage points to 75.2 percent.

NORFOLK, VA. - For the first quarter of 2010, Norfolk Southern Corporation (NYSE: NSC) reported net income of $257 million, or $0.68 per diluted share, 45 percent higher compared with $177 million, or $0.47 per diluted share, for the first quarter of 2009.

First-quarter 2010 results were impacted by a $27 million, or $0.07 per diluted share, deferred tax charge resulting from the enactment of recent healthcare legislation, which, effective in 2013, eliminates the tax deduction available for prescription drug expenses reimbursed under the Medicare Part D retiree drug subsidy program.

"Norfolk Southern delivered strong financial performance during the first quarter, reflecting positive trends in the economy," said Norfolk Southern CEO Wick Moorman. "Demand for rail transportation continues to grow in most sectors of our business. We remain confident that many of the cost efficiencies we have achieved will remain in place as we continue to invest in key projects and new business opportunities."

First-quarter railway operating revenues improved 15 percent to $2.2 billion, compared with the first-quarter of 2009, primarily as the result of a 9 percent increase in traffic volume.

General merchandise revenues were $1.2 billion, 23 percent higher compared with the same period last year. Coal revenues increased 4 percent to $629 million compared with first-quarter 2009 results. Intermodal revenues were $410 million, up 12 percent compared with the first quarter of last year.

Railway operating expenses for the quarter were $1.7 billion, up 8 percent compared with first-quarter 2009, primarily a result of higher fuel expenses, which rose by $95 million or 60 percent, largely related to increased prices.

Income from railway operations for the quarter improved by 45 percent to
$555 million compared with the same period of 2009.

The railway operating ratio improved by 5.1 percentage points to a post-Conrail transaction first-quarter record of 75.2 percent, compared with 80.3 percent in first quarter 2009.

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Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)